                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                          Silicon Laboratories Inc.
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                              (Name of Issuer)

                       Common Stock, par value $.0001
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                       (Title of Class of Securities)

                                826919 10 2
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                              (CUSIP Number)

                            December 31, 2000
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           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)










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CUSIP No. 826919 10 2
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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Navdeep S. Sooch
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group                              (b)  /x/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     United States of America
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       7,900,528
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       550,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    7,900,528
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    550,000
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     8,450,528
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                          / /
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(11) Percent of Class Represented by Amount in Row (9)
     17.6%
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(12) Type of Reporting Person   IN
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ITEM 1.

    (a)   Name of Issuer
          Silicon Laboratories Inc.
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    (b)   Address of Issuer's Principal Executive Offices
          4635 Boston Lane  Austin, TX 78735
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ITEM 2.

    (a)   Name of Person Filing
          Navdeep S. Sooch
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    (b)   Address of Principal Business Office or, if none, Residence
          4635 Boston Lane, Austin, TX 78735
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    (c)   Citizenship
          United States of America
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    (d)   Title of Class of Securities
          Common Stock, par value $0.0001 per share
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    (e)   CUSIP Number
          826919 10 2
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable. This statement on Schedule 13G is not being filed pursuant to Rule 13d-1(b), 13d-2(b), or 13d-2(c).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        Navdeep S. Sooch is the record owner of 7,900,528 shares of Common Stock as of December 31, 2000 and may be deemed to beneficially own an additional 550,000 shares of Common Stock of which 100,000 shares are held of record by the David T. Sooch Trust, 100,000 shares are held of record by the Kelly A. Sooch Trust, 100,000 shares are held of record by the Kevin S. Sooch Trust (collectively, the "Trusts") and 250,000 shares are held of record by Libra II, L.P. Mr. Sooch and his wife, Janet H. Sooch, serve as co-trustees of each of the Trusts and are the sole officers of the corporate general partner of Libra II, L.P., and in such capacities hold the shared power to vote and dispose of the shares owned by such Trusts and by Libra II, L.P. Therefore, Mr. Sooch may be deemed to own beneficially an aggregate of 8,450,528 shares of Common Stock as of December 31, 2000. Mr. Sooch disclaims beneficial ownership of all shares held by such Trusts and Libra II, L.P.
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    (b) Percent of class:
        17.6%
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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              7,900,528
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         (ii) Shared power to vote or to direct the vote
              550,000
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        (iii) Sole power to dispose or to direct the disposition of
              7,900,528
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         (iv) Shared power to dispose or to direct the disposition of
              550,000
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    Not Applicable.

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ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        2/13/01
                                       ----------------------------------------
                                                         Date

                                                 /s/ Navdeep S. Sooch
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                                                      Signature

                                         Navdeep S. Sooch, Chairman and C.E.O.
                                       ----------------------------------------
                                                      Name/Title


    The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

    ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)









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